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                                                                    EXHIBIT 99.1

                         ALPHA TECHNOLOGIES GROUP, INC.
                                IMPORTANT NOTICE
              CONCERNING YOUR RIGHT TO SUBSCRIBE FOR COMMON STOCK

To Holders of the Company's Common Stock:

   Enclosed for your consideration are a Prospectus, dated      , 2000, and the
Alpha Technologies Group, Inc. Rights Exercise Agreement relating to the offer to purchase shares of common stock, $.03 par value per share, of Alpha
Technologies Group, Inc. at an exercise price of $   per share, in cash,
pursuant to non-transferable subscription rights.

   As described in the accompanying Prospectus, if, as of      , 2000, you held
shares of our common stock, you will receive one non-transferable right for each 25 shares of our common stock that you own. Each right entitles you to
purchase one share of common stock for $   per share. Information on the
Federal income tax treatment of the rights and the common stock purchased pursuant to the exercise of the rights is provided in the Prospectus.

   A separate certificate evidencing the rights will not be delivered.

   We anticipate that we will use the net proceeds of this offering to fund a portion of the NNE Transaction described in the Prospectus.

   RIGHTS ARE NON-TRANSFERABLE.

   If you wish to exercise your rights and subscribe for common stock, your executed rights exercise agreement must be received along with the aggregate payment therefor by American Stock Transfer & Trust Company which is acting as
the subscription agent, by 5:00 p.m., New York City time, on      , 2000. We
may extend the expiration date upon notice to the exercise agent to a date not
later than      , 2000. After this date, rights will no longer be exercisable to purchase shares of common stock.

   ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE OFFERING SHOULD BE DIRECTED TO THE SUBSCRIPTION AGENT AS THE SUBSCRIPTION AGENT, AT THE FOLLOWING
TELEPHONE NUMBER: ( )     .

                                          Very truly yours,

                                          Lawrence Butler
                                          Chairman, Chief Executive Officer

Enclosures

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